                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

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/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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

                            [ARTWORK TO BE SUPPLIED]

                                                        [SOUTHERN COMPANY LOGO]

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS -- MAY 22, 1996

Dear Stockholder:

     The Annual Meeting of Stockholders of THE SOUTHERN COMPANY will be held at the Gwinnett Civic & Cultural Center, 6400 Sugarloaf Parkway, N.W., Duluth, Georgia on Wednesday, May 22, 1996, at 10:00 a.m. (EDT), for the following purposes:

     (1) Electing 14 members of the board of directors; and

     (2) Transacting such other business as may properly come before the meeting or any adjournments thereof.

     Your vote is important. Please mark, date, sign, and promptly return the enclosed form of proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke this proxy by voting in person.

     Only stockholders of record at the close of business on March 25, 1996, are entitled to vote at the meeting.

By Order of the Board of Directors,

Tommy Chisholm
Secretary

Atlanta, Georgia
April 8, 1996

                              THE SOUTHERN COMPANY
                              270 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303

                                PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement and the accompanying form of proxy are being furnished to stockholders in connection with the solicitation of proxies by the board of directors of The Southern Company (the "Company") for use at its 1996 Annual Meeting of Stockholders to be held on Wednesday, May 22, 1996, at 10:00 a.m.
(EDT) in Duluth, Georgia. It is proposed that this proxy statement and accompanying form of proxy first will be sent to the Company's stockholders on or about April 8, 1996.

     The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed and returned to the Company before the meeting. Each share is entitled to one vote, except that voting for directors may be cumulative (i.e., in voting for directors each stockholder may multiply the number of shares stated on the form of proxy by the number of directors to be elected and then cast the resulting number of votes among the nominees as desired). Your proxy may be revoked by written request that is received by the secretary of the Company before the annual meeting. If you wish, you may revoke your proxy at the meeting by voting in person.

     At the annual meeting, abstentions will be treated as present for purposes of determining a quorum and shares held by a broker that the broker fails to vote will not be treated as present for purposes of a quorum. Abstentions and broker "nonvotes" will not be counted either for or against any item submitted for vote.

     The board of directors set March 25, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the 1996 Annual Meeting of Stockholders. On the record date, there were 670,299,642 outstanding shares of common stock, and, to the knowledge of management, no person had beneficial ownership of more than five percent of the outstanding shares.

1. ELECTION OF DIRECTORS

     The proxies, named on the enclosed form of proxy, intend to vote each properly executed proxy for the election of the listed nominees as directors for the ensuing year or until their successors are elected and qualified, unless you specify otherwise. If any nominee becomes unable to stand for election, the proxies will be voted for substitute nominees named by the board and for the remaining nominees unless the board reduces the number of directors to be elected. The board of directors has no reason to expect that this will occur.

     The affirmative vote of a plurality of shares present and entitled to vote is required for the election of directors.

JOHN C. ADAMS

Mr. Adams, 56, is chairman, president, and chief executive officer of Russell Corporation, designers, manufacturers, and marketers of apparel and fabrics. He served as president and chief operations officer for Russell Corporation from 1991 to 1992 and president and chief executive officer from 1992 to 1993, when he was appointed to his current position. He is a director of Aliant Bank of Alexander City, Alabama and Aliant National Corporation. He was elected director of the Company in 1995.

A. D. CORRELL

Mr. Correll, 54, is chairman of the board and chief executive officer of Georgia-Pacific Corporation, manufacturers and distributors of building products, pulp, and paper. He served as executive vice president of Georgia-Pacific Corporation from 1989 to 1991; president and chief operating officer of Georgia-Pacific Corporation from 1991 to May 1993; and president and chief executive officer of Georgia-Pacific Corporation from May 1993 to December 1993, when he was appointed to his current position. He is a director of Georgia-Pacific Corporation and SunTrust Banks of Georgia, Inc. He was elected director of the Company in 1994.

A. W. DAHLBERG

Mr. Dahlberg, 55, is chairman, president and chief executive officer of the Company and chairman of the executive committee of Southern Company Services, Inc. He served as president of the Company from 1994 until March 1995. Prior to 1994, he was president and chief executive officer of Georgia Power Company. He is a director of Equifax, Inc., Protective Life Corporation, and Southern system companies -- Alabama Power Company, Georgia Power Company, Southern Company Services, Inc., Southern Electric International, Inc., and Southern Nuclear Operating Company, Inc., and a nominee for election as a director of SunTrust Banks, Inc. He was elected director of the Company in 1985.

PAUL J. DENICOLA

Mr. DeNicola, 47, is president and chief executive officer of Southern Company Services, Inc. and executive vice president of the Company. He was president and chief executive officer of Mississippi Power Company from May 1989 to April 1991 and executive vice president of Southern Company Services, Inc. from April 1991 to January 1994, when he was appointed to his current position. He is a director of Southern system companies -- Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, SEI Holdings, Inc., Southern Communications Services, Inc., Southern Company Services, Inc., Southern Electric International, Inc., Southern Electric Wholesale Generators, Inc., Southern Nuclear Operating Company, Inc., and The Southern Development and Investment Group, Inc. He was elected director of the Company in 1989.

JACK EDWARDS

Mr. Edwards, 67, is a member of Hand Arendall, L.L.C., attorneys. He is a director of HOLNAM Inc. and Northrop Grumman Corporation. He was elected director of the Company in 1987.

H. ALLEN FRANKLIN

Mr. Franklin, 51, is president and chief executive officer of Georgia Power Company, president of Piedmont-Forrest Corporation, and executive vice president of the Company. Prior to 1994, he was president and chief executive officer of Southern Company Services, Inc. He is a director of SouthTrust Corporation and Southern system companies -- Georgia Power Company, Piedmont-Forrest Corporation, SEI Holdings, Inc., Southern Company Services, Inc., Southern Electric Generating Company, Southern Electric International, Inc., Southern Electric Wholesale Generators, Inc., and Southern Nuclear Operating Company, Inc. He was elected director of the Company in 1988.

BRUCE S. GORDON

Mr. Gordon, 49, is group president of Bell Atlantic Network Services, Inc., telecommunications and computer equipment services. Prior to 1993, he served as senior vice president of marketing and sales of Bell Atlantic Network Services, Inc. He is a director of Barfield Companies and was elected director of the Company in 1994.

L. G. HARDMAN, III

Mr. Hardman, 56, is chairman of the board and chief executive officer of First Commerce Bancorp, Inc.; chairman of the board of The First National Bank of Commerce, Georgia; and chairman of the board, president, and treasurer of Harmony Grove Mills, Inc. He is a director of Georgia Power Company and was elected director of the Company in 1986.

ELMER B. HARRIS

Mr. Harris, 56, is president and chief executive officer of Alabama Power Company, president of Alabama Property Company and Southern Electric Generating Company, and executive vice president of the Company. He is a director of AmSouth Bancorporation and Southern system companies -- Alabama Power Company, Alabama Property Company, Southern Company Services, Inc., Southern Electric

Generating Company, and Southern Nuclear Operating Company, Inc. He was elected director of the Company in 1989.

WILLIAM A. PARKER, JR.

Mr. Parker, 68, is chairman of the board of Seminole Investment Company, L.L.C., private investments in land, securities, and warehouses. He is a director of Georgia Power Company, Atlantic Investment Company, Genuine Parts Company, Haverty Furniture Companies, Inc., ING North America Insurance Company, Life Insurance Company of Georgia, and Post Properties, Inc. He was elected director of the Company in 1973.

WILLIAM J. RUSHTON, III

Mr. Rushton, 66, is chairman emeritus of Protective Life Corporation, an insurance concern. Prior to 1994, he was chairman of the board of Protective Life Corporation. He is a director of Alabama Power Company and Protective Life Corporation. He was elected director of the Company in 1971.

GLORIA M. SHATTO

Dr. Shatto, 64, is president of Berry College, Mount Berry, Georgia. She is a director of Georgia Power Company, Becton Dickinson & Company, Kmart Corporation, and Texas Instruments Incorporated. She was elected director of the Company in 1984.

GERALD J. ST. PE

Mr. St. Pe, 56, is president of Ingalls Shipbuilding, Inc. division of Litton Industries, Inc., and senior vice president of Litton Industries, Inc. He is a director of Merchants and Marine Bank and was elected director of the Company in 1995.

HERBERT STOCKHAM

Mr. Stockham, 67, is chairman of the board of Stockham Valves & Fittings, Inc., manufacturers of pipe fittings and valves. He is a director of Behavioral Health Systems, Inc., SouthTrust Corporation, and Stockham Valves & Fittings, Inc. He was elected director of the Company in 1978.

     Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL NO. 1.

ADDITIONAL INFORMATION

STOCK OWNERSHIP

     The following table shows the number of shares of the Company's common stock and preferred stock of subsidiary companies owned by the directors, nominees, and executive officers as of December 31, 1995. It is based on information furnished to the Company by the directors, nominees, and executive officers. The shares owned by all directors, nominees, and executive officers as a group constitute less than one percent of the total number of shares of the respective classes outstanding as of December 31, 1995.

                                                                               NUMBER OF SHARES
                                                                                 BENEFICIALLY
                                             TITLE OF SECURITY                   OWNED(1)(2)
                              -----------------------------------------------  ----------------
John C. Adams                 Southern Company common stock..................         3,478
Thomas G. Boren               Southern Company common stock..................        16,723
A. D. Correll                 Southern Company common stock..................         1,430
A. W. Dahlberg                Southern Company common stock..................       139,108
Paul J. DeNicola              Southern Company common stock..................        62,502
Jack Edwards                  Southern Company common stock..................         3,510
H. Allen Franklin             Southern Company common stock..................        86,620
Bruce S. Gordon               Southern Company common stock..................           220
L. G. Hardman, III            Southern Company common stock..................         7,494
Elmer B. Harris               Southern Company common stock..................       138,012
William A. Parker, Jr.        Southern Company common stock..................        26,612
                              Georgia Power Company preferred stock..........             2
William J. Rushton, III       Southern Company common stock..................         6,573
                              Alabama Power Company preferred stock..........            20
Gloria M. Shatto              Southern Company common stock..................        14,648
                              Georgia Power Company preferred stock..........         1,200
Gerald J. St. Pe              Southern Company common stock..................        20,180
Herbert Stockham              Southern Company common stock..................         6,690
Directors, Nominees, and
Executive Officers of the
Company as a Group            Southern Company common stock..................       760,639
(19 persons)                  Subsidiary companies preferred stock...........         1,222

- ---------------

     (1) "Beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security.
     (2) The shares shown include shares of common stock of which certain directors and executive officers have the right to acquire beneficial ownership within 60 days pursuant to The Southern Company Executive Stock Plan, as follows: Mr. Boren, 6,737 shares; Mr. Dahlberg, 83,184 shares; Mr. DeNicola, 30,918 shares; Mr. Franklin, 64,202 shares; Mr. Harris, 90,131 shares; and all directors, nominees, and executive officers of the Company as a group, 370,466 shares. Also included are shares of the Company's common stock held by the spouses of the following directors: Mr. Edwards, 265 shares; Mr. Hardman, 100 shares; Mr. Harris, 310 shares; Mr. Parker, 51 shares; and Dr. Shatto, 11,985 shares. Also included are 1,200 shares of Georgia Power Company preferred stock owned by Dr. Shatto's spouse. Each director disclaims any interest in these shares owned by their spouses.

CERTAIN TRANSACTIONS

     During 1995, Alabama Power Company paid Hand Arendall, L.L.C. $111,870 for legal services. Mr. Edwards is a member of Hand Arendall, L.L.C. During 1995, Southern Company Services, Inc. paid Bell Atlantic Network Services, Inc. $159,601 for monthly maintenance fees on printers and terminals. Mr. Gordon is group president of Bell Atlantic Network Services, Inc. The Company believes that these transactions have been on terms representing competitive market prices that are no less favorable than those available from others.

CORPORATE GOVERNANCE

     The Southern Company is organized as a holding company managed by a core group of officers and governed by a board of directors that has been set at 14. The nominees for election as directors consist of 10 nonemployees and four officers.

     The board of directors met 11 times in 1995. Its four standing committees met a total of 23 times. The average attendance of all directors for the board and committee meetings was 93 percent, with Mr. Parker attending less than 75 percent of the board and applicable committee meetings.

     All standing committee members and chairmen are nonemployee directors.

CERTAIN COMMITTEES

AUDIT COMMITTEE -- The members of the Audit Committee are Mr. Hardman, chairman, Mr. Gordon, Mr. Parker, Mr. St. Pe, and Mr. Stockham. The Audit Committee met six times in 1995. The Audit Committee annually reviews and recommends the selection of the Company's independent auditor and reviews the auditing firm's fees and the scope and timing of audits. The committee reviews the independent auditor's report or opinion on the Company's financial statements, significant changes in accounting principles and practices, significant proposed adjustments, and any unresolved disagreements with management concerning accounting or disclosure matters. The committee also oversees the Company's internal accounting and financial controls and annual internal audit plan and activities. The Audit Committee regularly reports its recommendations and findings to the full board of directors.

COMPENSATION & MANAGEMENT SUCCESSION COMMITTEE -- The members of the Compensation & Management Succession Committee are Mr. Correll, chairman, Mr. Edwards, Mr. Hardman, Mr. St. Pe, and Mr. Stockham. The Compensation & Management Succession Committee met five times in 1995. The Compensation & Management Succession Committee reviews the performance of the president of the Company and recommends to the board his compensation under the base salary plan, the Performance Pay Plan, and the Productivity Improvement Plan for Executive Officers. It also reviews and makes recommendations to the board on certain compensation and benefit programs applicable to the Company's subsidiaries and administers The Southern Company Executive Stock Plan and the Outside Directors Stock Plans. The committee also reviews the Company's management succession plans.

GOVERNANCE COMMITTEE -- The members of the Governance Committee are Mr. Rushton, chairman, Mr. Adams, Mr. Gordon, Mr. Parker, and Dr. Shatto. The Governance Committee met five times in 1995. This committee identifies and recommends to the board of directors the nominees for election to the board. The Governance Committee expects normally to identify from its own resources the names of qualified nominees but will accept from stockholders recommendations of individuals to be considered as nominees. Stockholder recommendations, together with a description of the proposed nominee's qualifications, relevant biographical information, and the proposed nominee's signed consent to serve, should be submitted in writing to the secretary of the Company and received by that office by December 9, 1996. The determination of nominees recommended to the board by the Governance Committee is within the sole discretion of the committee, and the final selection of the board's nominees is within the sole discretion of the board of directors. The committee also reviews and makes recommendations to the board on directors' compensation and reviews corporate governance issues.

COMPENSATION OF DIRECTORS

     Each nonemployee director of the Company is paid an annual retainer fee of $30,000 of which at least $5,000 is paid in Company common stock. A meeting fee of $1,000 is paid for each meeting of the board of directors attended and for each committee meeting attended. Also, each nonemployee committee chairman is paid an annual retainer fee of $5,000. All or a portion of the fees payable in cash may be deferred until membership on the board is terminated. Dr. Shatto also was paid $1,000 for service on the Southern Company College board of advisors.

     The Company also provides retirement benefits to nonemployee directors who are credited with a minimum of 60 months of service on the board of directors of one or more System companies, under The Southern Company Outside Directors Pension Plan. Eligible directors are entitled to benefits upon retirement from the board if retirement is within five years of their normal retirement date. The annual benefit payable is based upon length of service and varies from 75 percent to 100 percent of the annual retainer fee, excluding any committee retainer fee, in effect on the date of retirement. Generally, payments continue for the greater of the lifetime of the participant or 10 years.

EXECUTIVE COMPENSATION

            COMPENSATION & MANAGEMENT SUCCESSION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The following report of the Compensation & Management Succession Committee (the "committee") discusses generally the committee's executive compensation objectives and policies and their relationship to corporate performance in 1995. Also, the report specifically discusses the committee's bases for compensation in 1995 of the Company's retired chairman of the board and chief executive officer who served until March 1, 1995 (the "former chairman"), and the chairman, president and chief executive officer (the "president") as reported in the Summary Compensation Table following this report.

EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES

     The committee's objective is to provide a competitive compensation program with appropriate incentives for superior corporate performance, thereby providing a strong and direct link between corporate performance and pay. Performance is defined in several ways, as more fully discussed below, each of which has relevance to the Company's success in the short term, long term, or both. Additionally, executive compensation is variable so that higher performance leads to higher pay and lower performance results in lower pay.

     Total executive compensation (base salary plus incentive compensation) is compared with that of a group of electric and gas utility companies with similar market and operating characteristics and within a comparable size range. Currently, each company in that group has revenues of $3 billion and higher. All but one of these companies are included in the 24 companies that make up the Standard & Poor's Electric Utility Index, the peer group in the five-year performance graph. The committee targets total executive pay levels at the median of this selected group of companies. This is accomplished through a mix of base compensation and short- and long-term incentive compensation. Higher corporate performance, based on various performance measures described below, can result in increased incentive compensation that in turn results in total compensation that is higher than the target. Lower performance results in lower incentive compensation and, therefore, compensation that is lower than the median level of the selected group of companies. If certain performance thresholds are not reached, no incentive compensation is paid.

EXECUTIVE COMPENSATION COMPONENTS

     Total executive compensation, as reported in the Summary Compensation Table, consists of three primary components: base salary, short-term incentive compensation (annual performance bonus), and long-term incentive compensation. The compensation components of the president of Southern Electric International, Inc. ("Southern Electric president") are described separately where they differ from those of the other named executive officers.

     BASE SALARY. Base salary levels, including the former chairman's and president's, are largely determined by comparison with salaries of other gas and electric utility companies of comparable size, as reported in market surveys prepared by independent, outside consultants. All but one of these companies are included in the 24 companies that comprise the Standard & Poor's Electric Utility Index. A salary range above and below the median salary reported in such surveys is established. Base salary increases are based on individual job performance and set within the established competitive salary range. Base salary also can be increased based on a significant increase in job responsibilities. The former chairman's base salary level was above the median in 1995; the president's and named executive officers' base salary levels were at or below the median.

     ANNUAL PERFORMANCE BONUS. All regular employees of the Company's subsidiaries, except those employed by Southern Electric International, Inc. and The Southern Development and Investment Group, Inc., not part of a collective bargaining unit, are eligible to receive an annual performance bonus under the Company's Performance Pay Plan.

     Amounts paid to executive officers for 1995 performance were based on the achievement of corporate performance goals and individual objectives. Corporate performance goals are designed to improve operating results in the areas of earnings (return on common equity), competitive cost of electricity, and customer satisfaction. Individual objectives are goals and initiatives that link the corporate performance goals and the Company's strategic direction. The committee believes that achievement of these goals is essential for the Company's continued success and sustained financial performance. The plan provides, that in the discretion of the chief executive officer of the Company, extraordinary expenses or income may be excluded for the purpose of calculating the amount available for the payment of awards.

     A target performance level is set for each goal. Awards paid are based on performance relative to the established target. Performance above the target level results in proportionately higher payout. Likewise, performance below the target results in proportionately lower payout. No awards are made if performance is below a threshold level or if a minimum earnings level is not achieved. Also, no awards are made if the Company's current earnings are insufficient to fund its common stock dividend at the same level as the prior year.

     The earnings target requires the Company's return on common equity to rank in the highest quartile of a large group (approximately 100) of investor-owned electric utility companies -- the companies with which the Company competes for investors. All of the companies in the Standard & Poor's electric utility index are included in this group. The Company's position was in the highest quartile for 1995. The competitive cost of electricity target requires the Company to establish and keep cost of service in the lowest quartile of 16 electric utilities in the southeastern United States -- the primary companies with which the Company competes for markets -- by 1996. More than one-half of these companies are included in the Standard & Poor's Electric Utility Index. The Company continued to cut costs aggressively and moved into the lowest quartile in 1995. The customer satisfaction target required the Company to rank in the best quartile among Southeastern utilities. During 1995, the company achieved a record high rating of 68.3 percent of "very satisfied" customers -- moving the Company into the best quartile. Corporate performance exceeded the target levels in all three areas in 1995, resulting in proportionately higher awards. The weight assigned the achievement of corporate performance goals in determining annual performance bonuses paid to the executive officers for 1995 performance averaged 50 percent (with the earnings goal weighted significantly higher) and the remainder attributable to the achievement of individual performance objectives.

     The president's target annual performance award opportunity for full achievement of goals was 10 percent of his base salary. Of the annual performance bonus paid to the president for 1995 performance, 70 percent was based on the corporate performance goals of return on common equity, customer satisfaction, and cost of service, with the remainder based on individual objectives regarding leadership and strategic initiatives designed to strengthen the Company's performance on a short-term and long-term basis. The committee found that, under all measurement criteria, performance met or exceeded the targets established for 1995. This resulted in an award under the plan that exceeded the target award opportunity. Under the terms of the plan, the former chairman received a prorated award, based on the same criteria as the president's award.

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentives for executive officers, including the former chairman and president, are provided through annual grants of performance awards under the Productivity Improvement Plan and annual grants of stock options under the Executive Stock Plan. The committee believes that, together, these plans reflect two primary means of motivating and rewarding improvement in the long-term performance of the Company. Performance awards result in additional compensation based on the Company's average return on common equity performance over a four-year period ranked against a group of electric utility companies located in the southeastern United States. Stock options provide gains to executives only if, in the long term, the Company's common stock price improves over the fair market value of the stock on the date options are granted.

     Productivity Improvement Plan. The named executive officers participating in the plan are granted a number of units, valued at $1.00 each, equal to 65 percent of their respective salary range midpoint at the beginning of the four-year performance period. The target award set under the plan of $1.00 per unit requires the Company's return on equity over the four-year performance period to rank in the top quartile of the selected group of companies. The value of the units at the end of the performance period may range from $.50 if the Company's return on equity is in the second highest quartile to $2.00 if the

Company's return on equity is the best of the selected group. No awards are paid if the Company's return on equity is below the median or if the Company's current earnings are insufficient to fund its common stock dividend at the same level as the prior year.

     For the performance period January 1, 1992, through December 31, 1995, the Company's return on equity was the second highest of the selected group, resulting in each unit granted to the executive officers, including the former chairman and the president, being valued at $1.80.

     The Southern Electric president does not participate in the Productivity Improvement Plan, however, based on the degree of achievement of pre-determined goals, the Southern Electric president is awarded a bonus, one-half of which is paid in cash at the end of the year and one-half is deferred under the Southern Electric International, Inc. Deferred Incentive Compensation Plan. The deferred portion is awarded in units that are adjusted -- up or down -- based upon the total return on the Company's common stock and the performance of Southern Electric's investment projects. The units are payable in cash at the end of a four-year performance period, unless an election to extend the deferral period is made by a participant at least 12 months before the scheduled distribution date. The Southern Electric president's goals for 1995 were related to: (1) achieving a prescribed net income; (2) contributing positively to the Company's return on equity; (3) continuing to position Southern Electric for future growth; and (4) increasing shareholder value of existing projects. Southern Electric greatly exceeded its targets in 1995 except for the fourth goal. Shareholder value of existing projects was increased in 1995, but did not reach the target.

     Stock Option Grants. Under the Company's Executive Stock Plan, executive officers, including the former chairman and the president, are granted stock options that give them the right to purchase shares of the Company's common stock at a specified price. Stock option grants are one of the components of total executive compensation.

     As discussed above, total executive compensation is targeted at the median total compensation paid by the selected group of large electric and gas utility companies. The estimated annualized value of the stock options granted, if targeted performance were achieved, represented approximately 10 percent of the targeted compensation levels for the last fiscal year. Neither the size of prior option grants nor the number of outstanding grants was considered in determining the size of the latest grants.

     The committee believes that granting stock options aligns the interests of executives with those of common stockholders in two ways. First, because the exercise price of all stock options granted under the plan is equal to the fair market value on the grant date, there must be an appreciation in the price of the common stock for participants to benefit. Second, long-term performance is encouraged because options vest annually at a rate of 25 percent on the anniversary date of the grant.

SUMMARY

     The committee's policy in setting executive compensation and in establishing the appropriate balance among fixed, short-term, and long-term compensation is designed to clearly link pay and performance. The committee believes that its executive compensation program rewards executives more as stockholders are rewarded. Total executive compensation is increasingly weighted toward long-term incentives and, therefore, toward long-term Company performance and total shareholder return. To achieve these goals, the committee frequently reviews the various pay plans and policies and modifies them as it deems necessary to continue to attract, retain, and motivate talented executives and to pay them competitively.

MEMBERS OF THE COMPENSATION COMMITTEE:

A. D. Correll, Chairman                 G. J. St. Pe
J. Edwards                              H. Stockham
L. G. Hardman, III

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the Company's retired chairman of the board and chief executive officer and the current chairman, president and chief executive officer, and each of the other four most highly compensated executive officers of the Company serving as of December 31, 1995.

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                           ------------------------
                                                                            NUMBER OF
                                                                           SECURITIES    LONG-TERM
                                 ANNUAL COMPENSATION           OTHER       UNDERLYING    INCENTIVE
                             ----------------------------      ANNUAL         STOCK         PLAN       ALL OTHER
                                        SALARY     BONUS    COMPENSATION     OPTIONS      PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR         ($)       ($)         ($)            (#)         ($)(1)        ($)(2)
- ---------------------------  ----       -------   -------   ------------   -----------   ----------   ------------
E. L. Addison                1995       147,265         0      32,135              0       866,493        95,633
Retired Chairman & CEO,      1994       787,239   162,930       5,227         58,267       425,840        45,012
The Southern Company(3)      1993       734,714   148,118       9,527         47,118       339,714        47,909
A. W. Dahlberg               1995       722,489   120,415       6,577         52,203       866,493        40,755
Chairman, President & CEO,   1994       600,026   120,415       6,579         43,062       306,459        32,630
The Southern Company         1993       477,967    96,331      17,707         30,644       225,406        44,547
T. G. Boren                  1995(4)    248,333   298,497(5)   12,579         13,295             0        10,215
President,
Southern Electric
  International
P. J. DeNicola               1995       384,845    50,464       3,037         26,297       479,747        21,573
President,                   1994       361,618    74,294       3,540         26,569       188,858        21,381
Southern Company Services    1993       313,970    63,641       6,832         14,996       132,986        24,436
H. A. Franklin               1995       456,366    82,935       3,936         31,960       561,024        25,493
President,                   1994       415,954    87,763      30,078         31,386       203,201       100,201
Georgia Power Company        1993       365,000    73,584      16,438         23,408       140,650        37,298
E. B. Harris                 1995       458,940    74,204       5,956         32,170       494,447        26,058
President,                   1994       436,280    96,711      13,882         31,441       236,642        24,467
Alabama Power Company        1993       418,818   117,630      23,469         26,892       198,131        39,388

- ---------------

    (1) Payouts made in 1994, 1995, and 1996 for the four-year performance periods ending December 31, 1993, 1994, and 1995, respectively.
    (2) Company contributions in 1995 to the Employee Savings Plan, Employee Stock Ownership Plan, and nonpension related accruals under the Supplemental Benefit Plan (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the Employee Savings and Stock Ownership Plans) for the following: Mr. Addison -- $1,406, $1,151, and $14,744; Mr. Dahlberg -- $7,781, $1,151, and $31,823; Mr. Boren -- $7,650, $1,151, and
$1,414; Mr. DeNicola -- $6,750, $1,151, and $13,672; Mr. Franklin -- $6,750,
$1,151, and $17,592; and Mr. Harris -- $6,750, $1,151, and $18,157. Also
included for Mr. Addison is compensation for unused vacation of $78,332.
    (3) Mr. Addison retired effective March 1, 1995.
    (4) Mr. Boren did not serve as an executive officer of the Company prior to 1995.
    (5) Includes a one-time award of $48,497 under the key contributor program in recognition of exemplary performance in 1995. The key contributor program permits an eligible employee's supervisor to make a "spot" award apart from any other compensation plan to recognize a significant contribution made by the employee. Mr. Boren received such an award on the recommendation of the president of The Southern Company.

                              STOCK OPTION GRANTS

     The following table sets forth all stock option grants to the named executive officers during the year ending December 31, 1995.

                                                     INDIVIDUAL GRANTS
                                  -------------------------------------------------------
                                  NUMBER OF
                                  SECURITIES                                                  GRANT DATE VALUE
                                  UNDERLYING     % OF TOTAL                                   ----------------
                                   OPTIONS     OPTIONS GRANTED   EXERCISE OR                     GRANT DATE
                                   GRANTED     TO EMPLOYEES IN   BASE PRICE    EXPIRATION      PRESENT VALUE
              NAME                  (#)(1)     FISCAL YEAR(2)     ($/SH)(1)     DATE(1)            ($)(3)
- --------------------------------  ----------   ---------------   -----------   ----------     ----------------
E. L. Addison...................     0                --            --             --              --
A. W. Dahlberg..................    52,203             4            21.625     07/17/2005          148,779
T. G. Boren.....................    13,295             1            21.625     07/17/2005           37,891
P. J. DeNicola..................    26,927             2            21.625     07/17/2005           76,742
H. A. Franklin..................    31,960             3            21.625     07/17/2005           91,086
E. B. Harris....................    32,170             3            21.625     07/17/2005           91,685

- ---------------

     (1) Grants were made on July 17, 1995, and vest annually at a rate of 25 percent on the anniversary date of the grant. Grants fully vest upon termination incident to death, total disability, or retirement. The exercise price is the average of the high and low fair market value of the Company's common stock on the date granted.
     (2) A total of 1,161,174 stock options were granted in 1995 to employees participating in the Company's Executive Stock Plan.
     (3) Based on the Black-Scholes option valuation model. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Company's common stock at a future date. This valuation is provided pursuant to Securities and Exchange Commission disclosure rules. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used to calculate this value: price volatility -- 16.323 percent; risk-free rate of return -- 6.28 percent; dividend yield -- 5.64 percent; and time to exercise -- 10 years.

      AGGREGATED STOCK OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning options exercised during the year ending December 31, 1995, by the named executive officers and the value of unexercised options held by them as of December 31, 1995.

                                                               NUMBER OF                   VALUE OF
                                                         SECURITIES UNDERLYING            UNEXERCISED
                                                        UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                       NUMBER OF                              YEAR-END(#)               YEAR-END($)(2)
                    SHARES ACQUIRED   VALUE REALIZED   -------------------------   -------------------------
       NAME         ON EXERCISE(#)        ($)(1)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- ------------------  ---------------   --------------   -------------------------   -------------------------
E. L. Addison.....          207,842      2,346,553               105,385/0                    495,528/0
A. W. Dahlberg....    Not exercised        0                83,184/108,379              635,073/450,394
T. G. Boren.......            8,096         49,706            6,737/28,360               30,397/119,706
P. J. DeNicola....    Not exercised        0                 30,918/58,398              210,228/247,326
H. A. Franklin....    Not exercised        0                 64,202/72,046              519,295/302,725
E. B. Harris......    Not exercised        0                 90,131/76,706              756,465/326,944

- ---------------

     (1) The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.
     (2) This column represents the excess of the fair market value of the Company's common stock of $24.625 per share, as of December 31, 1995, above the exercise price of the options. One column reports the "value" of options that are vested and therefore could be exercised; the other the "value" of options that are not vested and therefore could not be exercised as of December 31, 1995.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1995

     The following table sets forth the long-term incentive plan awards made to the named executive officers for the performance period January 1, 1995, through December 31, 1998.

                                                                           ESTIMATED FUTURE PAYOUTS
                                                                                     UNDER
                                                      PERFORMANCE OR      NON-STOCK PRICE BASED PLANS
                                                    OTHER PERIOD UNTIL   -----------------------------
                                        NUMBER OF     MATURATION OR      THRESHOLD   TARGET    MAXIMUM
                 NAME                   UNITS(1)          PAYOUT          ($)(2)     ($)(2)    ($)(2)
- --------------------------------------  ---------   ------------------   ---------   -------   -------
E. L. Addison.........................     0                   --              --         --        --
A. W. Dahlberg........................   481,385          4 years         240,963    481,385   962,770
T. G. Boren(3)........................     1,500          4 years              --         --        --
P. J. DeNicola........................   266,526          4 years         133,263    266,526   533,052
H. A. Franklin........................   311,680          4 years         155,840    311,680   623,360
E. B. Harris..........................   274,693          4 years         137,347    274,693   549,386

- ---------------

     (1) A performance unit is a method of assigning a dollar value to a performance award opportunity. Under the Productivity Improvement Plan for Executive Officers of the Company (the "plan") the number of units granted to named executive officers (except Mr. Boren who does not participate in the plan) is 65 percent of their base salary range midpoint, with each unit valued at $1.00. No awards are paid unless the participant remains employed by the Company through the end of the performance period.
     (2) The threshold, target, and maximum value of a unit under the plan is $0.50, $1.00, and $2.00, respectively, and can vary based on the Company's return on common equity relative to a selected group of electric and gas utilities in the southeastern United States. If certain minimum performance relative to the selected group is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the committee extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.
     (3) Mr. Boren is awarded a number of units, valued at $100 each, by the board of directors of Southern Electric International, Inc. under its Deferred Incentive Compensation Plan. The number of units payable at the end of the four-year performance period is adjusted by a performance index based on the return on common equity of Company common stock and the performance of Southern Electric's investment projects. At the end of the four-year period, the units, as adjusted, are payable in cash unless the participant elects, 12 months in advance of the end of the period, to defer receipt of the award. No awards are paid unless the participant remains employed by the Company through the end of the performance period.

                               PENSION PLAN TABLE

                                                 YEARS OF ACCREDITED SERVICE
                               ---------------------------------------------------------------
        REMUNERATION              15         20         25         30         35         40
- -----------------------------  --------   --------   --------   --------   --------   --------
$ 50,000.....................  $ 12,750   $ 17,000   $ 21,250   $ 25,500   $ 29,750   $ 34,000
 100,000.....................    25,500     34,000     42,500     51,000     59,500     68,000
 300,000.....................    76,500    102,000    127,500    153,000    178,500    204,000
 500,000.....................   127,500    170,000    212,500    255,000    297,500    340,000
 700,000.....................   178,500    238,000    297,500    357,000    416,500    476,000
 800,000.....................   204,000    272,000    340,000    408,000    476,000    544,000

     The above table sets forth the estimated combined annual pension benefits under the pension and supplemental defined benefit plans in effect during 1995. Employee compensation covered by the pension and supplemental benefit plans for pension purposes is limited to the average of the highest three of the final 10 years' base salary and wages (reported under column titled "Salary" in the Summary Compensation Table on page 10). As of December 31, 1995, the applicable compensation levels for Messrs. Addison, Dahlberg, Boren, DeNicola, Franklin, and Harris would have been $789,968; $612,108; $230,465; $359,288; $422,496; and
$442,020, respectively. As of December 31, 1995, Messrs. Dahlberg, Boren, DeNicola, Franklin, and Harris had 35, 26, 25, 24, and 37 years, respectively, of accredited service.

     The amounts shown in the table were calculated according to the final average pay formula and are based on a single life annuity without reduction for joint and survivor annuities (although married employees are required to have their pension benefits paid in one of various joint and survivor annuity forms, unless the employee elects otherwise with the spouse's consent) or computation of the Social Security offset that would apply in most cases. This offset amounts to one-half of the estimated Social Security benefit (primary insurance amount) in excess of $3,000 per year times the number of years of accredited service, divided by the total possible years of accredited service to normal retirement age.

FIVE-YEAR PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder return on the Company's common stock with the Standard & Poor's Electric Utility Index and the Standard & Poor's 500 Index for the past five years. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1990, and that all dividends are reinvested. The shareholder return shown below for the five-year historical period may not be indicative of future performance.

                                   [GRAPH]

                                   Southern
      Measurement Period           Company-      S&P Electric       S&P 500
    (Fiscal Year Covered)        Common Stock    Utility Index       Index
1990                                       100             100             100
1991                                       133             130             130
1992                                       159             138             140
1993                                       192             155             155
1994                                       185             135             157
1995                                       241             177             215

APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors, upon recommendation of the Audit Committee, has selected Arthur Andersen LLP as independent auditors for 1996. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from stockholders.

2. OTHER BUSINESS

     The board of directors is not aware of any other matters to be presented at the annual meeting for stockholder action. However, the holders of the proxies intend to vote in their discretion on any properly presented matters.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by the Company and includes reimbursement to brokers, banks, nominees, and other fiduciaries for forwarding proxy material to beneficial owners in accordance with regulations of the Securities and Exchange Commission and the New York Stock Exchange. Officers and other employees of the Company or its subsidiaries may solicit proxies personally or by telephone in certain instances in an effort to have larger representation at the meeting.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

     The deadline for the receipt of stockholder proposals for consideration for inclusion in the Company's proxy statement and form of proxy for the 1997 Annual Meeting of Stockholders is December 9, 1996.

YOUR VOTE IS IMPORTANT

     To save the Company the expense of a second proxy mailing, please mark, date, sign, and promptly return the enclosed form of proxy.

     The Company's 1995 Annual Report to the Securities and Exchange Commission on Form 10-K will be provided without charge to each stockholder upon written request to Tommy Chisholm, Secretary, The Southern Company, 270 Peachtree Street, Suite 2200, Atlanta, Georgia 30303.

                            [ARTWORK TO BE SUPPLIED]

                                    (LOGO)

                       EXPLANATION OF DIFFERENCES BETWEEN

                   CIRCULATED DOCUMENT AND ELECTRONIC DOCUMENT

Notice of Annual Meeting and Proxy Statement

1.       Company logos appear on the front cover and page 1 of the folio.

2. The back cover contains the phrase "Printed on Recycled Paper" with the appropriate logo.

3. The front and back cover of the circulated document contains a graphic that duplicated the cover of the annual report to stockholders - a medal on a striped ribbon.